EXHIBIT 21.1

                                  SUBSIDIARIES

As of April 3, 2005, the following were the Registrant's significant operating subsidiaries:

Name:   Rex Tokyo Co Ltd

Country of Organization:   Japan

Percent Ownership by Registrant:   60.5%



Name:   Fan Club Entertainment Co Ltd

Country of Organization:   Japan

Percent Ownership by Registrant:   67.0%



Name:   Timothy World Co Ltd

Country of Organization:   Japan

Percent Ownership by Registrant:   60.0% by Rex Tokyo Co Ltd



Name:   Collobration Co Ltd.

Country of Organization:   Japan

Percent Ownership by Registrant:   100.0% by Rex Tokyo Co Ltd



Name:   IA Global Acquisition Co

Country of Organization:   US

Percent Ownership by Registrant:   95.0%